UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 23, 2016

ARMCO METALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34631	26-0491904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1730 S. Amphlett Boulevard, Suite 230, San Mateo, CA	94402
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 212-7630

1065 E Hillsdale Blvd. Suite 315 Foster City, CA 94404
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 23, 2016 Armco Metals Holdings, Inc. ("Armco") entered into a Stock Equity Transfer Agreement (the "Framework Agreement") with Jiangsu Yungang Investment & Development Co., Ltd.("Yungang"), an unrelated third party regarding the proposed terms and conditions for the sale of Armco's subsidiaries Armco (Lianyungang) Renewable Metals, Inc. and Armet (Lianyuang) Holdings, Inc. (collectively, the "Subsidiaries"). The Subsidiaries are engaged in the recycling of scrap metals and operate Armco's recycling facilities which represented approximately 46% of its consolidated revenues for the nine months ended September 30, 2015. In January of 2016, Armco was advised by the local PRC authorities that the recycling facilities would need to be relocated from the current location as a result of "visual pollution." Following the decline in revenues from this portion of Armco's business, the lenders on which it relies to provide working capital declined to extend some loans related to this portion of business. As a result of the foregoing, management of Armco has determined that the sale of the Subsidiaries is necessary to ensure that Armco can continue as a going concern.

According to the terms of the Framework Agreement, Yungang would acquire the Subsidiaries, including the assets and liabilities, at a price which will equal 70% of the net value of the two companies based on a professional third party's assessment report to be obtained. The closing of the transaction is subject to the receipt of the approval by Yungang from the Administrative Committee of the Lianyungang Economic Development Zone and the approval of Armco's Board of Directors. Once received, and assuming no other conditions precedent to closing are determined to be necessary, the closing will occur within three days of the receipt of the assessment report under the terms of a definitive agreement to be entered into by the parties. At closing, Armco will transfer the stock of the Subsidiaries to Yungang or its assignee and Yungang will tender the purchase price to Armco within 90 days thereafter.

The foregoing description of the terms and conditions of the Framework Agreement are qualified in their entirety by reference to the agreement and the English translation thereof which are filed as Exhibits 99.1 and 99.2, respectively, to this report.

The Board of Directors has not yet determined if it will approve the terms of the Framework Agreement, nor has Armco made any analysis as to the potential need for the approval of its stockholders to the transaction contemplated thereby. In addition, while it is likely Armco will record an impairment on the sale of the assets associated with the Subsidiaries and the recycling facility, no evaluation has been made as of this time as to the scope of the impairment nor have the costs with the exit from these operations been estimated.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Stock Equity Transfer Agreement (Chinese version) dated March 23, 2016 by and between Jiangsu Yungang Investment & Development Co., Ltd.
99.2	Stock Equity Transfer Agreement (English Translation) dated March 23, 2016 by and between Jiangsu Yungang Investment & Development Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMCO METALS HOLDINGS, INC.

Date: March 23, 2016	By: /s/ Kexuan Yao
Kexuan Yao, Chief Executive Officer

Exhibit Index

99.1	Stock Equity Transfer Agreement (Chinese version) dated March 23, 2016 by and between Jiangsu Yungang Investment & Development Co., Ltd.
99.2	Stock Equity Transfer Agreement (English Translation) dated March 23, 2016 by and between Jiangsu Yungang Investment & Development Co., Ltd.